Exhibit 99.2
For Immediate News Release
April 28, 2021
AVALONBAY COMMUNITIES, INC. ANNOUNCES
FIRST QUARTER 2021 OPERATING RESULTS
AND SECOND QUARTER 2021 FINANCIAL OUTLOOK

(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders for the three months ended March 31, 2021 was $142,223,000. This resulted in a decrease in Earnings per Share – diluted (“EPS”) for the three months ended March 31, 2021 of 14.3% to $1.02 from $1.19 for the prior year period, primarily attributable to a decrease in Established Community Residential NOI, as detailed in the table below.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended March 31, 2021 decreased 14.9% to $1.94 from $2.28 for the prior year period. Core FFO per share (as defined in this release) for the three months ended March 31, 2021 decreased 18.4% to $1.95 from $2.39 for the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended March 31, 2021 to its results for the prior year period:

Q1 2021 Results Compared to Q1 2020
	Per Share (1)
	EPS	FFO	Core FFO
Q1 2020 per share reported results	$1.19	$2.28	$2.39
Established Community Residential NOI (2)	(0.39)	(0.39)	(0.39)
Development and Other Stabilized Community Residential NOI	0.04	0.04	0.04
Commercial NOI	(0.01)	(0.01)	(0.01)
Capital markets and transaction activity	—	0.01	(0.05)
Joint venture income	(0.01)	(0.01)	(0.01)
Overhead and other	0.01	0.01	(0.02)
Income taxes	0.01	0.01	—
Gain on sale of real estate and depreciation expense	0.18	—	—
Q1 2021 per share reported results	$1.02	$1.94	$1.95

(1) For additional detail on reconciling items between EPS, FFO and Core FFO, see Attachment 11, table 2.
(2) Established Community uncollectible Residential and Commercial lease revenue increased $0.09 over the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the first quarter of 2021 to its February 2021 outlook:

Q1 2021 Results Compared to February 2021 Outlook
	Per Share (1)
	EPS	FFO	Core FFO
Projected per share - February 2021 outlook (1)	$0.96	$1.86	$1.90
Established Community Residential NOI	0.03	0.03	0.03
Commercial and other Residential NOI	0.02	0.02	0.02
Capital markets and transaction activity	0.02	0.02	—
Income taxes	0.01	0.01	—
Gain on sale of real estate and depreciation expense	(0.02)	—	—
Q1 2021 per share reported results	$1.02	$1.94	$1.95

(1) The mid-point of the Company's February 2021 outlook.

Established Communities Operating Results for the Three Months Ended March 31, 2021 Compared to the Prior Year Period

For Established Communities, total revenue decreased $50,375,000, or 9.1%, to $502,258,000. Residential revenue decreased $49,570,000, or 9.1%, to $497,435,000, with uncollectible lease revenue contributing $12,428,000 of this decrease.

Residential rental revenue for Established Communities decreased 9.1%, as detailed in the following table:

Established Communities Change in Residential Rental Revenue
Q1 2021 Compared to Q1 2020
Residential rental revenue
Lease rates	(3.6)%
Concessions and other discounts	(2.4)%
Economic occupancy	(0.6)%
Other rental revenue	(0.2)%
Uncollectible lease revenue (1)	(2.3)%
Total Residential rental revenue	(9.1)%

(1) Uncollectible lease revenue increased to 3.14% of total residential revenue, as compared to 0.67% of total residential revenue for the prior year period.

Copyright © 2021 AvalonBay Communities, Inc. All Rights Reserved

Residential operating expenses for Established Communities increased $4,973,000, or 3.2%, to $161,818,000 and Residential NOI for Established Communities decreased $54,543,000, or 14.0%, to $335,617,000.

The following table presents percentage changes in Residential rental revenue, Residential operating expenses and Residential NOI for Established Communities for the three months ended March 31, 2021 compared to the three months ended March 31, 2020:

Q1 2021 Compared to Q1 2020
	Residential
	Rental Revenue (1)	Opex (2)		% of NOI (3)
			NOI
New England	(6.8)%	1.8%	(11.2)%	14.2%
Metro NY/NJ	(7.4)%	0.5%	(10.8)%	22.8%
Mid-Atlantic	(7.9)%	6.0%	(13.3)%	15.8%
Southeast FL	(3.5)%	(9.7)%	1.6%	1.3%
Denver, CO	9.3%	(10.7)%	20.3%	1.1%
Pacific NW	(8.3)%	9.1%	(15.3)%	6.2%
No. California	(15.3)%	5.4%	(21.6)%	18.4%
So. California	(8.7)%	3.6%	(13.6)%	20.2%
Total	(9.1)%	3.2%	(14.0)%	100.0%

(1) See Attachment 4, Quarterly Residential Rental Revenue and Occupancy Changes, for additional detail.
(2) See Attachment 6, Residential Operating Expenses ("Opex"), for discussion of variances.
(3) Represents % of total NOI for Q1 2021, including amounts related to communities that have been sold or that are classified as held for sale.

COVID-19 Operational Update

Established Communities Collections Update

The following table provides an update for Residential revenue collections for Established Communities for Q2 2020 through Q1 2021 as of each respective quarter end, as well as through April 27, 2021 for the periods presented. Collected residential revenue is the portion of apartment base rent charged to residents and other rentable items, including parking and storage rent, along with pet and other fees in accordance with residential leases, that has been collected ("Collected Residential Revenue"), and excludes transactional and other fees.

Established Communities Collections (1)
	Collected Residential Revenue
	At quarter end (2)	At April 27, 2021 (3)(4)
Q2 2020	95.4%	98.3%
Q3 2020	95.1%	97.5%
Q4 2020	94.8%	96.8%
Q1 2021	94.8%	95.7%

(1) Collections are for the Company’s 2021 Established Communities and exclude commercial revenue, which was 0.6% and 1.1% of the Company's 2020 and 2019 Established Communities' total revenue, respectively.

(2) The Collected Residential Revenue percentage as of June 30, 2020 for Q2 2020, September 30, 2020 for Q3 2020, December 31, 2020 for Q4 2020 and March 31, 2021 for Q1 2021, respectively.
(3) The percentage of Collected Residential Revenue as of April 27, 2021.
(4) Collected Residential Revenue for April 2021 as of April 27, 2021 was 92.8%, which is 95.1% of the AVB Residential Benchmark.

For further discussion of collection rates and limitations on use of this data, see "Established Communities Collections," in Attachment 11.

Development Activity

During the three months ended March 31, 2021, the Company completed the development of three consolidated apartment communities:

•Avalon Yonkers, located in Yonkers, NY;
•AVA Hollywood, located in Hollywood, CA; and
•Avalon Acton II, located in Acton, MA.

These communities contain an aggregate of 1,371 apartment homes and 19,000 square feet of commercial space and were constructed for a Total Capital Cost of $602,000,000.

At March 31, 2021, the Company had 13 consolidated Development Communities under construction that in the aggregate are expected to contain 3,757 apartment homes and 43,000 square feet of commercial space. Estimated Total Capital Cost at completion for these Development Communities is $1,349,000,000.

At March 31, 2021, the Company had two Unconsolidated Development Communities under construction that in the aggregate are expected to contain 803 apartment homes and 56,000 square feet of commercial space.

During the three months ended March 31, 2021, the Company acquired land for the future development of four apartment communities for an aggregate investment of $52,366,000.

Copyright © 2021 AvalonBay Communities, Inc. All Rights Reserved

Acquisition Activity

In April 2021, the Company acquired Avalon Arundel Crossing East, a wholly-owned operating community, located in Linthicum Heights, MD, adjacent to the Company's Avalon Arundel Crossing operating community. Avalon Arundel Crossing East contains 384 apartment homes and was acquired for a purchase price of $119,000,000.

Disposition Activity

Consolidated Apartment Communities

During the three months ended March 31, 2021, the Company sold eaves Stamford, a wholly-owned operating community, located in Stamford, CT. eaves Stamford contains 238 apartment homes and was sold for $72,000,000, resulting in a gain in accordance with GAAP of $53,775,000 and an Economic Gain of $25,517,000.

During the three months ended March 31, 2021, the Company sold 10 of the 172 residential condominiums at The Park Loggia, located in New York, NY, for gross proceeds of $14,609,000, and leased an additional 12,000 square feet of commercial space. As of March 31, 2021, 80 of the 172 residential condominiums have been sold and 87% of the 66,000 square feet of commercial space has been leased. In addition, subsequent to quarter end and through the date of this release, the Company sold three residential condominiums for gross proceeds of $5,180,000, reducing inventory to be sold to 89 condominiums.

Liquidity and Capital Markets

At March 31, 2021, the Company did not have any borrowings outstanding under its $1,750,000,000 unsecured credit facility and had $229,732,000 in unrestricted cash and cash in escrow.

The Company’s annualized Net Debt-to-Core EBITDAre (as defined in this release) for the first quarter of 2021 was 5.6 times and Unencumbered NOI (as defined in this release) was 94%.

During the three months ended March 31, 2021, the Company repaid $27,795,000 principal amount of 5.37% fixed rate debt secured by Avalon San Bruno II at par in advance of its April 2021 maturity date.

Second Quarter 2021 Financial Outlook

For its second quarter 2021 financial outlook, the Company expects the following:

Projected EPS, Projected FFO and Projected Core FFO Outlook (1)
	Q2 2021
	Low		High
Projected EPS	$2.95	-	$3.05
Projected FFO per share	$1.82	-	$1.92
Projected Core FFO per share	$1.85	-	$1.95

(1) See Attachment 11, table 9, for reconciliations of Projected FFO per share and Projected Core FFO per share to Projected EPS.

Second Quarter Financial Outlook
	Q2 2021
	Low		High
Established Communities:
Residential revenue change	(6.25)%	-	(4.75)%
Residential operating expense change	6.75%	-	9.75%
Residential NOI change	(13.0)%	-	(10.0)%

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the first quarter of 2021 to its second quarter 2021 financial outlook:

Q1 2021 Results Compared to Second Quarter 2021 Outlook
	Per Share (1)
	EPS	FFO	Core FFO
Q1 2021 per share reported results	$1.02	$1.94	$1.95
Established Community Residential NOI (1)	(0.05)	(0.05)	(0.05)
Commercial and other Residential NOI	0.02	0.02	0.02
Capital markets and transaction activity	(0.02)	(0.02)	—
Overhead and other	(0.02)	(0.02)	(0.02)
Gain on sale of real estate and depreciation expense	2.05	—	—
Projected per share - second quarter 2021 outlook (2)	$3.00	$1.87	$1.90

(1) Consists of a $0.00 change in Established Community Residential revenue and a $(0.05) change in Established Community Residential operating expenses.
(2) The mid-point of the Company's second quarter 2021 outlook.

Second Quarter Conference Schedule

The Company is scheduled to participate in Nareit's REITweek Conference from June 8 - 10, 2021. During this conference, management may discuss the Company's current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; portfolio strategy and other business and financial matters affecting the Company. Details on how to access a webcast of the Company's presentation will be available in advance of the conference event on the Company's website at http:// www.avalonbay.com/events.

Copyright © 2021 AvalonBay Communities, Inc. All Rights Reserved

Other Matters

The Company will hold a conference call on April 29, 2021 at 1:00 PM ET to review and answer questions about this release, its first quarter 2021 results, the Attachments (described below) and related matters. To participate on the call, dial 800-263-0877 and use conference id: 1309263.

To hear a replay of the call, which will be available from April 29, 2021 at 6:00 PM ET to May 6, 2021 at 6:00 PM ET, dial 888-203-1112 and use conference id: 1309263. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least seven days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://investors.avalonbay.com/email_notification.

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings subsequent to this release and before the market opens on April 29, 2021.

About AvalonBay Communities, Inc.

As of March 31, 2021, the Company owned or held a direct or indirect ownership interest in 290 apartment communities containing 85,787 apartment homes in 11 states and the District of Columbia, of which 15 communities were under development and one community was under redevelopment. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, Southeast Florida, Denver, Colorado, the Pacific Northwest, and Northern and Southern California. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Vice President of Investor Relations, at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include those related to the COVID-19 pandemic, about which there are many uncertainties, including (i) the duration and severity of the pandemic, (ii) the effectiveness of vaccines and the rate of vaccination and (iii) the effect on the multifamily industry and the general economy of measures taken by businesses and the government to prevent the spread of the novel coronavirus and relieve economic distress of consumers, such as governmental limitations on the ability of multifamily owners to evict residents who are delinquent in the payment of their rent and federal efforts at economic stimulus. The adverse impact over the long-term of the pandemic on our business, results of operations, cash flows and financial condition could be material. In addition, the effects of the pandemic are likely to heighten the following risks, which we routinely face in our business: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, landlord-tenant laws, including the adoption of new rent control regulations, and other economic or regulatory conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations;
Copyright © 2021 AvalonBay Communities, Inc. All Rights Reserved

expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; our assumptions and expectations in our financial outlook may prove to be too optimistic; and the timing and net proceeds of condominium sales may not equal our current expectations. Additional discussions of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements (and which risks may also be heightened because of the COVID-19 pandemic) appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2021 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined, reconciled and further explained on Attachment 11, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 11 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

Copyright © 2021 AvalonBay Communities, Inc. All Rights Reserved

Avalon Marlborough
Marlborough, MA

AVA Wheaton
Silver Spring, MD

2745 Meadow Lark

eaves Mission Ridge
San Diego, CA

FIRST QUARTER 2021

Supplemental Operating and Financial Data

AvalonBay offers three distinct brands – **Avalon**, **AVA** and **eaves by Avalon** - each targeted to different customer segments with unique needs and preferences. This brand strategy helps us reach new customers and better serve our existing residents.

AvalonBay
COMMUNITIES

 FIRST QUARTER 2021

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Condensed Consolidated Operating Information..........................................................................................................	Attachment 1
Condensed Consolidated Balance Sheets....................................................................................................................	Attachment 2
Sequential Operating Information.................................................................................................................................	Attachment 3

Market Profile - Established Communities
Quarterly Residential Rental Revenue and Occupancy Changes................................................................................	Attachment 4
Sequential Quarterly Residential Rental Revenue and Occupancy Changes..............................................................	Attachment 5
Residential Operating Expenses ("Opex")....................................................................................................................	Attachment 6

Development, Joint Venture, Debt Profile and Disposition Activity
Expensed Community Maintenance Costs and Capitalized Community Expenditures................................................	Attachment 7
Development Communities...........................................................................................................................................	Attachment 8
Unconsolidated Real Estate Investments.....................................................................................................................	Attachment 9
Debt Structure and Select Debt Metrics........................................................................................................................	Attachment 10

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms...................................................	Attachment 11

The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the following attachments, including but not limited to Attachments 8, 9 and 11 and contain forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company's development, redevelopment, construction, and lease-up activities which could impact the forward-looking statements are discussed in the paragraph titled "Forward-Looking Statements" in the release that accompanies, and should be read in conjunction with, these attachments. These and other risks are also described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and the Company's Quarterly Reports on Form 10-Q for subsequent quarters, and could cause actual results to differ materially from such projections and estimates.

Attachment 1
AvalonBay Communities, Inc.
Condensed Consolidated Operating Information
March 31, 2021
(Dollars in thousands except per share data)
(unaudited)

	Q1	Q1
	2021	2020	% Change
Revenue:
Rental and other income	$550,258	$601,260	(8.5)%
Management, development and other fees	877	1,007	(12.9)%
Total	551,135	602,267	(8.5)%
Operating expenses:
Direct property operating expenses, excluding property taxes	114,707	108,797	5.4%
Property taxes	69,410	67,026	3.6%
Total community operating expenses	184,117	175,823	4.7%

Property management and other indirect operating expenses (1)	(25,343)	(23,812)	6.4%
Expensed transaction, development and other pursuit costs, net of recoveries (2)	170	(3,334)	N/A
Interest expense, net (3)	(52,613)	(55,914)	(5.9)%
Gain (loss) on extinguishment of debt, net	122	(9,170)	N/A
Depreciation expense	(183,297)	(177,911)	3.0%
General and administrative expense (4)	(17,352)	(17,320)	0.2%
Joint venture (loss) income	(467)	1,175	N/A
Gain on sale of communities	53,727	24,436	119.9%
Gain on other real estate transactions	427	43	893.0%
Net for-sale condominium activity (5)	(913)	3,460	N/A
Income before income taxes	141,479	168,097	(15.8)%

Income tax benefit (expense) (2)	755	(91)	N/A
Net income	142,234	168,006	(15.3)%

Net loss (income) attributable to noncontrolling interests	(11)	(35)	(68.6)%
Net income attributable to common stockholders	$142,223	$167,971	(15.3)%

Net income attributable to common stockholders per common share - basic	$1.02	$1.19	(14.3)%
Net income attributable to common stockholders per common share - diluted	$1.02	$1.19	(14.3)%

FFO (2)	$270,822	$320,975	(15.6)%
Per common share - diluted	$1.94	$2.28	(14.9)%

Core FFO (2)	$271,646	$335,757	(19.1)%
Per common share - diluted	$1.95	$2.39	(18.4)%

Dividends declared - common	$222,424	$224,079	(0.7)%
Per common share	$1.59	$1.59	—%

Average shares and participating securities outstanding - basic	139,609,404	140,734,522	(0.8)%
Average shares outstanding - diluted	139,552,413	140,777,873	(0.9)%
Total outstanding common shares and operating partnership units	139,611,587	140,740,840	(0.8)%

(1)	Amounts for the three months ended March 31, 2020 include $301 of advocacy contributions as detailed in Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 3.
(2)	For additional detail, see Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 3.
(3)	Amounts for the three months ended March 31, 2021 include a gain on interest rate contract of $2,654 as detailed in Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 3.
(4)	Amounts include severance related costs and legal settlement proceeds as detailed in Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 3.
(5)	Amounts include $1,044 and $1,443 of for-sale condominium marketing, operating and administrative costs and $131 and $4,903 of gains on for-sale condominiums for the three month ended March 31, 2021 and 2020, respectively. For additional detail, see Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 3.

Attachment 2

AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
March 31, 2021
(Dollars in thousands)
(unaudited)

	March 31	December 31,
	2021	2020

Real estate	$22,803,854	$22,550,156
Less accumulated depreciation	(5,859,490)	(5,700,179)

Net operating real estate	16,944,364	16,849,977
Construction in progress, including land	818,232	989,765
Land held for development	184,058	110,142
For-sale condominium inventory (1)	253,859	267,219
Real estate assets held for sale, net	52,776	16,678

Total real estate, net	18,253,289	18,233,781

Cash and cash equivalents	129,298	216,976
Cash in escrow	100,434	96,556
Resident security deposits	30,914	30,811
Investments in unconsolidated real estate entities	210,650	202,612
Other assets (2)	395,947	418,408

Total assets	$19,120,532	$19,199,144

Unsecured notes, net	$6,703,759	$6,702,005
Unsecured credit facility	—	—
Notes payable, net	834,025	862,332
Resident security deposits	56,426	55,928
Other liabilities	854,561	824,028
Total liabilities	8,448,771	8,444,293

Redeemable noncontrolling interests	2,857	2,677
Equity	10,668,904	10,752,174

Total liabilities and equity	$19,120,532	$19,199,144

(1)	Consists of the aggregate carrying value of the unsold for-sale residential condominiums of The Park Loggia.
(2)
Includes Residential and Commercial rent receivables, net of reserves, of $15,104,000 and $18,159,000 at March 31, 2021 and December 31, 2020, respectively. Residential and Commercial rent receivables, net of reserves, as of December 31, 2019 were $11,594,000.

Attachment 3
AvalonBay Communities, Inc.
Sequential Operating Information (1)
March 31, 2021
(Dollars in thousands, except per home data)
(unaudited)

	Total Apartment Homes	Quarter Ended March 31, 2021	Quarter Ended December 31, 2020
Residential Rental Revenue (2)
Established Communities	70,938	$497,107	$504,422
Other Stabilized Communities (3)	4,100	27,627	27,174
Development/Redevelopment Communities	6,516	15,680	11,258
Commercial Rental Revenue (2)	N/A	6,850	985
Total Rental Revenue	81,554	$547,264	$543,839

Residential Operating Expense
Established Communities		$161,818	$161,952
Other Stabilized Communities (3)		10,834	10,683
Development/Redevelopment Communities		9,179	6,971
Commercial Operating Expense		1,473	1,318
Total Operating Expense		$183,304	$180,924

Residential NOI (4)
Established Communities		$335,617	$342,673
Other Stabilized Communities (3)		17,136	16,889
Development/Redevelopment Communities		6,525	4,301
Commercial NOI (4)		5,377	(333)
Total NOI		$364,655	$363,530

Average Rental Rates (5)
Established Communities		$2,443	$2,511
Other Stabilized Communities (3)		$2,352	$2,365

Economic Occupancy (5)
Established Communities		95.6%	94.4%
Other Stabilized Communities (3)		95.5%	93.4%

Established Communities Turnover (6)
Current year period / Prior year period		44.0% / 40.3%	47.3% / 41.3%

	ESTABLISHED COMMUNITIES LIKE-TERM RENT CHANGE
	Q1 2021		April 2021 (7)
	Like-Term Lease Rent Change (4)	Like-Term Effective Rent Change (4)	Like-Term Lease Rent Change (4)	Like-Term Effective Rent Change (4)
New England	(7.4)%	(10.4)%	(4.0)%	(7.2)%
Metro NY/NJ	(3.0)%	(7.8)%	(1.2)%	(5.0)%
Mid-Atlantic	(5.3)%	(8.0)%	(3.9)%	(4.7)%
Southeast FL	2.1%	1.0%	5.6%	5.2%
Denver, CO	3.2%	5.2%	4.7%	8.7%
Pacific NW	(9.6)%	(11.2)%	(6.6)%	(5.3)%
No. California	(11.2)%	(15.7)%	(9.7)%	(12.5)%
So. California	(1.4)%	(1.4)%	(0.6)%	0.3%
Total	(5.5)%	(8.3)%	(3.5)%	(5.2)%

(1)	Includes consolidated communities and excludes communities that have been sold or that are classified as held for sale.
(2)	Rental revenue excludes non-qualified REIT income.
(3)	Results for these communities prior to January 1, 2021 may reflect operations prior to stabilization, including lease-up, such that occupancy is not stabilized.
(4)	See Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(5)	For per home rent projections and Economic Occupancy for Development Communities currently under construction, see Attachment 8 - Development Communities.
(6)	Turnover is the annualized number of units turned over during the period, divided by the total number of apartment homes for Established Communities for the respective period.
(7)	Rent change percentage for activity in April 2021 through April 27, 2021.

Attachment 4
AvalonBay Communities, Inc.
Quarterly Residential Rental Revenue and Occupancy Changes - Established Communities (1)
March 31, 2021
(unaudited)

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Residential Rental Revenue ($000s)

		Q1 21	Q1 20	% Change	Q1 21	Q1 20	% Change	Q1 21	Q1 20	% Change

New England	9,536	$2,692	$2,886	(6.7)%	95.2%	95.3%	(0.1)%	$73,359	$78,726	(6.8)%

Metro NY/NJ
New York City, NY	3,788	3,216	3,742	(14.1)%	96.2%	95.9%	0.3%	35,176	40,793	(13.8)%
New York - Suburban	3,987	3,075	3,157	(2.6)%	95.4%	95.4%	0.0%	35,102	36,029	(2.6)%
New Jersey	4,233	2,706	2,824	(4.2)%	96.0%	96.8%	(0.8)%	32,988	34,730	(5.0)%
Metro NY/NJ	12,008	2,989	3,224	(7.3)%	95.9%	96.0%	(0.1)%	103,266	111,552	(7.4)%

Mid-Atlantic
Washington Metro	12,083	2,161	2,324	(7.0)%	94.8%	96.4%	(1.6)%	74,253	81,227	(8.6)%
Baltimore, MD	1,562	1,758	1,797	(2.2)%	97.1%	96.3%	0.8%	7,997	8,108	(1.4)%
Mid-Atlantic	13,645	2,115	2,263	(6.5)%	95.0%	96.4%	(1.4)%	82,250	89,335	(7.9)%

Southeast FL	1,214	2,078	2,209	(5.9)%	95.5%	93.1%	2.4%	7,227	7,490	(3.5)%

Denver, CO	1,086	1,815	1,724	5.3%	95.6%	91.6%	4.0%	5,652	5,169	9.3%

Pacific Northwest	4,861	2,151	2,291	(6.1)%	94.8%	97.0%	(2.2)%	29,741	32,438	(8.3)%

Northern California
San Jose, CA	4,713	2,647	3,026	(12.5)%	95.9%	96.7%	(0.8)%	35,902	41,410	(13.3)%
Oakland-East Bay, CA	3,847	2,382	2,584	(7.8)%	96.2%	97.2%	(1.0)%	26,448	29,003	(8.8)%
San Francisco, CA	3,267	2,924	3,708	(21.1)%	95.3%	97.1%	(1.8)%	27,297	35,424	(22.9)%
Northern California	11,827	2,637	3,075	(14.2)%	95.8%	96.9%	(1.1)%	89,647	105,837	(15.3)%

Southern California
Los Angeles, CA	11,624	2,210	2,458	(10.1)%	96.0%	96.3%	(0.3)%	73,993	82,555	(10.4)%
Orange County, CA	3,370	2,143	2,248	(4.7)%	96.3%	96.4%	(0.1)%	20,856	21,911	(4.8)%
San Diego, CA	1,767	2,173	2,242	(3.1)%	96.5%	97.3%	(0.8)%	11,116	11,567	(3.9)%
Southern California	16,761	2,193	2,393	(8.4)%	96.1%	96.4%	(0.3)%	105,965	116,033	(8.7)%

Total Established	70,938	$2,443	$2,669	(8.5)%	95.6%	96.2%	(0.6)%	$497,107	$546,580	(9.1)%	(3)

(1) Established Communities are communities with Stabilized Operations as of January 1, 2020 such that a comparison of Q1 2020 to Q1 2021 is meaningful.
(2) Reflects the effect of residential concessions amortized over the average lease term.
(3) With residential concessions reflected on a cash basis, residential rental revenue from Established Communities decreased 9.2% from Q1 2020 to Q1 2021. See Attachment 11, table 10, for additional detail and a reconciliation.

Attachment 5
AvalonBay Communities, Inc.
Sequential Quarterly Residential Rental Revenue and Occupancy Changes - Established Communities (1)
March 31, 2021
(unaudited)

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Residential Rental Revenue ($000s)

		Q1 21	Q4 20	% Change	Q1 21	Q4 20	% Change	Q1 21	Q4 20	% Change

New England	9,536	$2,692	$2,773	(2.9)%	95.2%	93.4%	1.8%	$73,359	$74,196	(1.1)%

Metro NY/NJ
New York City, NY	3,788	3,216	3,355	(4.1)%	96.2%	94.5%	1.7%	35,176	36,027	(2.4)%
New York - Suburban	3,987	3,075	3,109	(1.1)%	95.4%	95.4%	0.0%	35,102	35,484	(1.1)%
New Jersey	4,233	2,706	2,758	(1.9)%	96.0%	96.0%	0.0%	32,988	33,626	(1.9)%
Metro NY/NJ	12,008	2,989	3,064	(2.4)%	95.9%	95.3%	0.6%	103,266	105,137	(1.8)%

Mid-Atlantic
Washington Metro	12,083	2,161	2,226	(2.9)%	94.8%	92.0%	2.8%	74,253	74,359	(0.1)%
Baltimore, MD	1,562	1,758	1,778	(1.1)%	97.1%	96.7%	0.4%	7,997	8,053	(0.7)%
Mid-Atlantic	13,645	2,115	2,177	(2.8)%	95.0%	92.4%	2.6%	82,250	82,412	(0.2)%

Southeast FL	1,214	2,078	2,136	(2.7)%	95.5%	94.1%	1.4%	7,227	7,320	(1.3)%

Denver, CO	1,086	1,815	1,769	2.6%	95.6%	96.1%	(0.5)%	5,652	5,535	2.1%

Pacific Northwest	4,861	2,151	2,216	(2.9)%	94.8%	93.6%	1.2%	29,741	30,253	(1.7)%

Northern California
San Jose, CA	4,713	2,647	2,787	(5.0)%	95.9%	93.9%	2.0%	35,902	37,011	(3.0)%
Oakland-East Bay, CA	3,847	2,382	2,451	(2.8)%	96.2%	95.2%	1.0%	26,448	26,934	(1.8)%
San Francisco, CA	3,267	2,924	3,117	(6.2)%	95.3%	93.0%	2.3%	27,297	28,418	(3.9)%
Northern California	11,827	2,637	2,768	(4.7)%	95.8%	94.0%	1.8%	89,647	92,363	(2.9)%

Southern California
Los Angeles, CA	11,624	2,210	2,236	(1.2)%	96.0%	96.2%	(0.2)%	73,993	75,010	(1.4)%
Orange County, CA	3,370	2,143	2,167	(1.1)%	96.3%	96.0%	0.3%	20,856	21,027	(0.8)%
San Diego, CA	1,767	2,173	2,175	(0.1)%	96.5%	96.9%	(0.4)%	11,116	11,169	(0.5)%
Southern California	16,761	2,193	2,217	(1.1)%	96.1%	96.2%	(0.1)%	105,965	107,206	(1.2)%

Total Established	70,938	$2,443	$2,511	(2.7)%	95.6%	94.4%	1.2%	$497,107	$504,422	(1.5)%

(1) Established Communities are communities with Stabilized Operations as of January 1, 2020.
(2) Reflects the effect of residential concessions amortized over the average lease term.

Attachment 6
AvalonBay Communities, Inc.
Residential Operating Expenses ("Opex") - Established Communities (1)
March 31, 2021
(Dollars in thousands)
(unaudited)

	Q1 2021	Q1 2020	% Change	Q1 2021 % of Total Opex

Property taxes (2)	$60,233	$59,214	1.7%	37.2%
Payroll	36,925	36,998	(0.2)%	22.8%
Repairs & maintenance (3)	26,104	23,313	12.0%	16.1%
Utilities (4)	15,792	15,147	4.3%	9.8%
Office operations	12,564	12,949	(3.0)%	7.8%
Insurance	6,799	6,382	6.5%	4.2%
Marketing (5)	3,401	2,842	19.7%	2.1%
Total Established Communities Residential Operating Expenses	$161,818	$156,845	3.2%	100.0%

(1)	Operating expenses for Established Communities exclude indirect costs for corporate-level property management and other support-related expenses.

(2)	Property taxes increased for the three months ended March 31, 2021 over the prior year period primarily due to increased assessments across the portfolio, led by New England, the Pacific NW and Mid-Atlantic. These amounts were partially offset by a successful appeal in Metro NY/NJ in the current year period.

(3)	Repairs and maintenance increased for the three months ended March 31, 2021 primarily due to an approximately 10% increase in turnover, an increase in the incidence of repair costs primarily in the Company's Northeast markets, greater use of contract labor in certain markets due to COVID-19 quarantine requirements for associates and increased snow removal costs in the Mid-Atlantic and Metro NY/NJ.

(4)	Utilities represents aggregate utility costs, net of resident reimbursements. The increases for the three months ended March 31, 2021 over the prior year period is primarily due to increased trash removal costs and increased gas consumption, partially offset by decreased electricity costs.

(5)	Marketing costs increased for the three months ended March 31, 2021 over the prior year period primarily due to increased internet advertising costs, partially offset by a reduction in resident events, shuttle services and customer service incentives.

Attachment 7
AvalonBay Communities, Inc.
Expensed Community Maintenance Costs and Capitalized Community Expenditures
March 31, 2021
(Dollars in thousands except per home data)
(unaudited)

		Q1 2021 Maintenance Expensed Per Home			Categorization of Q1 2021 Additional Capitalized Value (2)
Current Communities	Apartment Homes (1)	Carpet Replacement	Other Maintenance (3)	Total	Acquisitions, Construction, Redevelopment & Dispositions (4)		NOI Enhancing (5)(6)	Asset Preservation	Q1 2021 Additional Capitalized Value	NOI Enhancing Per Home (6)	Asset Preservation Per Home

Established Communities	70,938	$28	$609	$637	$3,094	(7)	$6,232	$19,574	$28,900	$88	$276
Other Stabilized Communities	4,100	18	617	635	1,060	(8)	52	2,017	3,129	$13	$492
Development/Redevelopment Communities (9)	6,516	3	226	229	197,898		—	—	197,898	—	—
Dispositions (10)	—	—	—	—	(58,266)		—	—	(58,266)	—	—
Total	81,554	$26	$579	$605	$143,786		$6,284	$21,591	$171,661	N/A	N/A

(1)	Includes consolidated communities and excludes communities that have been sold or that are classified as held for sale.
(2)	Policy is to capitalize expenditures for the acquisition or development of new assets or expenditures that extend the life of existing assets that will benefit the Company for periods greater than a year.
(3)	Other maintenance includes maintenance, landscaping and redecorating costs, as well as maintenance related payroll expense.
(4)	Includes the write-off of impaired assets and additional capitalized spend related to recognized casualty losses, if applicable.
(5)	Includes $1,094 in rebates received during the three months ended March 31, 2021, primarily related to NOI Enhancing Capex incurred during prior years.
(6)	This Attachment excludes capitalized expenditures for the commercial component of communities, which the Company classifies as NOI Enhancing. Established Communities and Other Stabilized Communities exclude $147 and $7, respectively, related to commercial space.
(7)	Consists primarily of redevelopment spend at communities maintaining stabilized occupancy during the redevelopment.
(8)	Represents acquired communities, including those from joint venture partners, coupled with commitment close-outs and construction true-ups on recently constructed communities.
(9)	Includes communities that were under construction/reconstruction during the period, including communities where construction/reconstruction has been completed.
(10)	Includes the sale of condominiums at The Park Loggia.

Other Capitalized Costs
	Interest	Overhead
Q2 2020	$11,019	$11,050
Q3 2020	$11,221	$10,459
Q4 2020	$10,419	$10,326
Q1 2021	$8,799	$11,516

Attachment 8
AvalonBay Communities, Inc.
Development Communities as of March 31, 2021
(unaudited)

Community Information			Number	Total	Schedule					%	%	%	%
			of	Capital				Full Qtr	Avg Rent	Complete	Leased	Occupied	Economic
			Apt	Cost		Initial		Stabilized	Per				Occ.
Development Name		Location	Homes	(millions)	Start	Occupancy	Complete	Ops	Home	As of April 14, 2021			Q1 '21

	Communities Under Construction:
1.	Avalon Old Bridge	Old Bridge, NJ	252	$72	Q3 2018	Q3 2020	Q2 2021	Q3 2021	$2,610	91%	89%	76%	55%
2.	Avalon 555 President	Baltimore, MD	400	139	Q3 2018	Q3 2020	Q2 2021	Q1 2022	2,420	81%	45%	31%	18%
3.	Avalon Newcastle Commons II	Newcastle, WA	293	107	Q4 2018	Q4 2020	Q2 2021	Q1 2022	2,360	49%	33%	21%	11%
4.	Kanso Twinbrook	Rockville, MD	238	67	Q4 2018	Q4 2020	Q2 2021	Q4 2021	1,725	84%	74%	58%	38%
5.	Avalon Harrison (1)	Harrison, NY	143	77	Q4 2018	Q2 2021	Q2 2022	Q3 2022	3,780	—	5%	—	—
6.	Avalon Brea Place	Brea, CA	653	290	Q2 2019	Q1 2021	Q2 2022	Q1 2023	2,785	8%	9%	4%	2%
7.	Avalon Foundry Row	Owings Mills, MD	437	100	Q2 2019	Q1 2021	Q1 2022	Q2 2022	1,885	22%	22%	10%	2%
8.	Avalon Woburn	Woburn, MA	350	121	Q4 2019	Q3 2021	Q2 2022	Q4 2022	2,610	—	—	—	—
9.	AVA RiNo	Denver, CO	246	87	Q4 2019	Q1 2022	Q2 2022	Q4 2022	2,230	—	—	—	—
10.	Avalon Monrovia	Monrovia, CA	154	68	Q4 2019	Q2 2021	Q3 2021	Q1 2022	3,010	—	15%	—	—
11.	Avalon Harbor Isle	Island Park, NY	172	90	Q4 2020	Q1 2022	Q3 2022	Q1 2023	4,400	—	—	—	—
12.	Avalon Easton II	Easton , MA	44	15	Q4 2020	Q3 2021	Q4 2021	Q1 2022	2,435	—	—	—	—
13.	Avalon Somerville Station	Somerville, NJ	375	116	Q4 2020	Q2 2022	Q3 2023	Q1 2024	2,465	—	—	—	—
	Total / Weighted Average Under Construction		3,757	$1,349					$2,560

	Communities Completed this Quarter:
1.	Avalon Yonkers	Yonkers, NY	590	$196	Q4 2017	Q3 2019	Q1 2021	Q3 2021	$2,855	100%	88%	85%	75%
2.	AVA Hollywood (1)	Hollywood, CA	695	375	Q4 2016	Q4 2019	Q1 2021	Q2 2022	3,200	100%	68%	65%	57%
3.	Avalon Acton II	Acton, MA	86	31	Q4 2019	Q3 2020	Q1 2021	Q2 2021	2,610	100%	100%	99%	87%
	Communities Completed Subtotal/Weighted Average		1,371	$602					$3,015

	Total/Weighted Average Under Construction and Completed this quarter		5,128	$1,951					$2,685

	Total Weighted Average Projected NOI as a % of Total Capital Cost			5.9%

Asset Cost Basis (millions) (2):
	Total Capital Cost, under construction and completed			$2,336
	Total Capital Cost, disbursed to date			(1,909)
	Total Capital Cost, remaining to invest			$427

(1)	Developments containing at least 10,000 square feet of commercial space include Avalon Harrison (27,000 sf) and AVA Hollywood (19,000 sf).

(2)	Includes the communities presented and four additional communities with 1,044 apartment homes representing $385 million in Total Capital Costs which have completed construction but not yet achieved Stabilized Operations for the full quarter. Q1 2021 total NOI for these communities was $5.6 million.

Attachment 9
AvalonBay Communities, Inc.
Unconsolidated Real Estate Investments
March 31, 2021
(Dollars in thousands)
(unaudited)

Operating Communities
				NOI (1)(2)	Debt
		AVB	Apartment	Q1	Principal	Interest
Venture	Communities	Ownership	Homes	2021	Amount (1)	Rate (3)

NYTA MF Investors LLC	5	20.0%	1,301	$7,384	$395,939	3.88%
Archstone Multifamily Partners AC LP	3	28.6%	671	2,882	119,530	3.65%
Multifamily Partners AC JV LP	2	20.0%	529	2,613	111,653	(4) 6.00%
MVP I, LLC	1	25.0%	313	1,633	103,000	3.24%
Brandywine Apartments of Maryland, LLC	1	28.7%	305	756	20,851	3.40%
Total Unconsolidated Real Estate Investments	12		3,119	$15,268	$750,973	4.06%

Development Communities
			Projected
				Total Capital						% Complete
		AVB	Apartment	Cost			Initial		Avg Rent	As of
Venture	Location	Ownership	Homes	(millions) (1)		Start	Occupancy	Complete	Per Home	April 14, 2021

Avalon Alderwood MF, LLC	Lynnwood, WA	50.0%	328	$110		Q4 2019	Q4 2021	Q3 2022	$2,295	—%
Arts District Joint Venture (5)	Los Angeles, CA	25.0%	475	276		Q3 2020	Q1 2023	Q4 2023	3,360	—%
			803	$386	(6)				$2,925

(1)NOI, debt principal, disposition gains and other activity and projected Total Capital Cost are presented at 100% ownership.
(2)NOI excludes property management fees as the Company serves as the property management company for all ventures except Brandywine Apartments of Maryland, LLC.
(3)Represents the weighted average interest rate as of March 31, 2021.
(4)Borrowing is comprised of loans made by the equity investors in the venture in proportion to their equity interests.
(5)This development is expected to include 56,000 square feet of commercial space. The venture has secured a $165,600 variable rate construction loan, which is expected to fund 60% of the projected Total Capitalized Cost. The venture will commence draws under the loan subsequent to required equity contributions by the venture partners.
(6)Of this projected Total Capital Cost, the Company's remaining equity investment after expected loan proceeds is $30,300.

Attachment 10
AvalonBay Communities, Inc.
Debt Structure and Select Debt Metrics
March 31, 2021
(Dollars in thousands)
(unaudited)

DEBT COMPOSITION AND MATURITIES

		Average Interest Rate (1)	Principal Amortization Payments and Maturities (2)
Debt Composition	Amount		Year	Secured notes amortization and maturities	Unsecured notes maturities	Total

Secured notes			2021	$8,660	$—	$8,660
Fixed rate	$380,576	3.8%	2022	9,918	550,000	559,918
Variable rate	470,750	1.7%	2023	10,739	600,000	610,739
Subtotal, secured notes	851,326	2.6%	2024	11,677	450,000	461,677
			2025	12,408	825,000	837,408
Unsecured notes			2026	13,445	775,000	788,445
Fixed rate	6,500,000	3.5%	2027	251,980	400,000	651,980
Variable rate	250,000	1.2%	2028	20,707	450,000	470,707
Subtotal, unsecured notes	6,750,000	3.4%	2029	77,992	450,000	527,992
			2030	12,384	700,000	712,384
Variable rate facility (3)	—	—%	Thereafter	421,416	1,550,000	1,971,416
Total Debt	$7,601,326	3.3%		$851,326	$6,750,000	$7,601,326

SELECT DEBT METRICS

Net Debt-to-Core EBITDAre (4)	5.6x	Interest Coverage (4)	5.9x	Unencumbered NOI (4)	94%	Weighted avg years to maturity of total debt (2)	9.1

DEBT COVENANT COMPLIANCE

Unsecured Line of Credit Covenants	March 31, 2021	Requirement

Total Outstanding Indebtedness to Capitalization Value (5)	32.4%	<	65%
Combined EBITDA to Combined Debt Service	5.55x	>	1.50x
Unsecured Indebtedness to Unencumbered Asset Value	29.7%	<	65%
Secured Indebtedness to Capitalization Value (5)	4.1%	<	40%

Unsecured Senior Notes Covenants (6)	March 31, 2021	Requirement

Total Outstanding Indebtedness to Total Assets (7)	31.6%	<	65%
Secured Indebtedness to Total Assets (7)	3.4%	<	40%
Unencumbered Assets to Unsecured Indebtedness	332.3%	>	150%
Consolidated Income Available for Debt Service to the Annual Service Charge	6.12x	>	1.50x

(1)
Rates are as of March 31, 2021 and, for secured and unsecured notes, include costs of financing such as credit enhancement fees, trustees' fees, the impact of interest rate hedges and mark-to-market adjustments.

(2)	Excludes the Company's unsecured credit facility and any associated issuance discount, mark-to-market discounts and deferred financing costs if applicable.
(3)	Represents amounts outstanding at March 31, 2021 under the Company's $1.75 billion unsecured credit facility.
(4)	See Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(5)
Capitalization Value represents the Company’s Combined EBITDA for operating communities that the Company has owned for at least 12 months as of March 31, 2021, capitalized at a rate of 6% per annum, plus the book value of Development Communities and real estate communities acquired. For discussion of other defined terms, see "Debt Covenant Compliance" in Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(6)
The information about the Company’s unsecured senior notes covenants shows compliance with selected covenants under the Company’s 1998 Indenture, under which debt securities are outstanding with maturity dates through 2047, subject to prepayment or redemption at the Company’s election. See “Debt Covenant Compliance” in Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Different covenants apply to debt securities outstanding under the Company’s 2018 Indenture.

(7)
Total Assets represents the sum of the Company's undepreciated real estate assets and other assets, excluding accounts receivable. See "Debt Covenant Compliance" in Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 11

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms
March 31, 2021
(unaudited)

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

Asset Preservation Capex represents capital expenditures that the Company does not expect will directly result in increased revenue or expense savings.

AVB Residential Benchmark represents the average monthly revenue collections as a percentage of amounts billed for the referenced day of the month for the period from April 2019 to March 2020.

Average Rent per Home, as calculated for certain Development Communities in lease-up, reflects management’s projected stabilized rents net of estimated stabilized concessions, including estimated stabilized other rental revenue and excluding projected commercial revenue. Projected stabilized rents are based on one or more of the following: (i) actual average leased rents on apartments leased through quarter end, (ii) projected rollover rents on apartments leased through quarter end where the lease term expires within the first twelve months of Stabilized Operations and (iii) Market Rents on unleased homes.

Average Rental Rates are calculated by the Company as Residential rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Commercial represents results attributable to the Company's non-apartment components of its mixed-use communities and other non-residential operations.

Debt Covenant Compliance ratios for the Unsecured Line of Credit Covenants show the Company's compliance with selected covenants provided in the Company’s Fifth Amended and Restated Revolving Loan Agreement dated as of February 28, 2019 and the Company’s Amended and Restated Term Loan Agreement dated February 28, 2019, which have been filed as exhibits to the Company’s SEC reports. The ratios for the Unsecured Senior Notes Covenants show only the Company's compliance with selected covenants provided in the Company’s Indenture dated as of January 16, 1998, as supplemented by the First Supplemental Indenture dated as of January 20, 1998, Second Supplemental Indenture dated as of July 7, 1998, Amended and Restated Third Supplemental Indenture dated as of July 20, 2000, Fourth Supplemental Indenture dated as of September 18, 2006 and Fifth Supplemental Indenture dated as of November 21, 2014 (collectively, the “1998 Indenture"), which have been filed as exhibits to the Company’s SEC reports. Different covenants apply to debt securities outstanding under the Company’s Indenture dated as of February 23, 2018, as supplemented by the First Supplemental Indenture dated as of March 26, 2018 and the Second Supplemental Indenture dated as of May 29, 2018 (collectively, the “2018 Indenture”), which have been filed as exhibits to the Company's SEC reports. Compliance with selected covenants under the 2018 Indenture is excluded from the presentation of Debt Covenant Compliance in this release.

The Debt Covenant Compliance ratios are provided only to show the Company’s compliance with certain covenants contained in the 1998 Indenture governing a majority of the Company's unsecured debt securities and in the Company’s Credit Facility and Term Loans, as of the date reported. These ratios should not be used for any other purpose, including without limitation to evaluate the Company’s financial condition or results of operations, nor do they indicate the Company’s covenant compliance as of any other date or for any other period. The capitalized terms in the disclosure are defined in the Indenture or the Credit Facility and the Term Loans, and may differ materially from similar terms (a) used elsewhere in this release and the Attachments and (b) used by other companies that present information about their covenant compliance. For risks related to failure to comply with these covenants, see “Risk Factors – Risks related to indebtedness” and other risks discussed in the Company’s 2020 Annual Report on Form 10-K and the Company’s other reports filed with the SEC.

Development Communities are consolidated communities that are either currently under construction, or were under construction and were completed during the current year. These communities may be partially or fully complete and operating.

Attachment 11

Economic Occupancy (“Ec Occ”) is defined as total possible Residential revenue less vacancy loss as a percentage of total possible Residential revenue. Total possible Residential revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for disposed communities is based on their respective final settlement statements. A reconciliation of the aggregate Economic Gain to the aggregate gain on sale in accordance with GAAP for the wholly-owned operating communities disposed of during the three months ended March 31, 2021 is as follows (dollars in thousands):

TABLE 1
Q1 2021
GAAP Gain	$53,775

Accumulated Depreciation and Other	(28,258)

Economic Gain	$25,517

Established Communities are consolidated communities in the markets where the Company has a significant presence and where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2021 operating results, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2020, are not conducting or are not probable to conduct substantial redevelopment activities and are not held for sale or probable for disposition within the current year.

Established Communities Collections are the collection rates based on individual resident and commercial tenant activity as reflected in the Company’s property management systems, and are presented to provide information about collections trends during the COVID-19 pandemic. Prior to the COVID-19 pandemic, the collections information provided was not routinely produced for internal use by senior management or publicly disclosed by the Company, and is a result of analysis that is not subject to internal controls over financial reporting. This information is not prepared in accordance with GAAP, does not reflect GAAP revenue or cash flow metrics, may be subject to adjustment in preparing GAAP revenue and cash flow metrics at the end of the three months ended March 31, 2021. Additionally, this information should not be interpreted as predicting the Company’s financial performance, results of operations or liquidity for any period.

EBITDA, EBITDAre and Core EBITDAre are considered by management to be supplemental measures of our financial performance. EBITDA is defined by the Company as net income or loss attributable to the Company before interest expense, income taxes, depreciation and amortization. EBITDAre is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“Nareit”), as EBITDA plus or minus losses and gains on the disposition of depreciated property, plus impairment write-downs of depreciated property, with adjustments to reflect the Company's share of EBITDAre of unconsolidated entities. Core EBITDAre is the Company’s EBITDAre as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of the Company’s core business operations, Core EBITDAre can help one compare the core operating and financial performance of the Company between periods. A reconciliation of EBITDA, EBITDAre and Core EBITDAre to net income is as follows (dollars in thousands):

Attachment 11

TABLE 2
Q1
2021
Net income	$142,234
Interest expense (1)	55,416
Income tax benefit	(755)
Depreciation expense	183,297
EBITDA	$380,192

Gain on sale of communities	(53,727)
Joint venture EBITDAre adjustments (2)	3,274
EBITDAre	$329,739

Joint venture losses	101
Gain on interest rate contract	(2,654)
Executive transition compensation costs	1,781
Development pursuit write-offs and expensed transaction costs, net of recoveries	(225)
Gain on for-sale condominiums	(131)
For-sale condominium marketing, operating and administrative costs	1,044
Gain on other real estate transactions	(427)
Legal settlements	60
Core EBITDAre	$329,288

(1) Includes gains and losses on extinguishment of debt and excludes the impact of gain on interest rate contract, if applicable.
(2) Includes joint venture interest, taxes, depreciation, gain on dispositions of depreciated real estate and impairment losses, if applicable, included in net income.

FFO and Core FFO are considered by management to be supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by Nareit. FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. By excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating and financial performance of a company’s real estate between periods or as compared to different companies. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered by us to be part of our core business operations, Core FFO can help one compare the core operating and financial performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

Attachment 11

TABLE 3
	Q1	Q1
	2021	2020
Net income attributable to common stockholders	$142,223	$167,971
Depreciation - real estate assets, including joint venture adjustments	182,314	177,428
Distributions to noncontrolling interests	12	12
Gain on sale of previously depreciated real estate	(53,727)	(24,436)
FFO attributable to common stockholders	270,822	320,975

Adjusting items:
Joint venture losses	101	—
(Gain) loss on extinguishment of consolidated debt	(122)	9,170
Gain on interest rate contract	(2,654)	—
Advocacy contributions	—	301
Executive transition compensation costs	1,781	—
Severance related costs	—	1,951
Development pursuit write-offs and expensed transaction costs, net of recoveries	(225)	3,120
Gain on for-sale condominiums (1)	(131)	(4,903)
For-sale condominium marketing, operating and administrative costs (1)	1,044	1,443
For-sale condominium imputed carry cost (2)	2,152	3,609
Gain on other real estate transactions	(427)	(43)
Legal settlements	60	43
Income tax (benefit) expense	(755)	91
Core FFO attributable to common stockholders	$271,646	$335,757

Average shares outstanding - diluted	139,552,413	140,777,873

Earnings per share - diluted	$1.02	$1.19
FFO per common share - diluted	$1.94	$2.28
Core FFO per common share - diluted	$1.95	$2.39

(1) Aggregate impact of (i) Gain on for-sale condominiums and (ii) For-sale condominium marketing, operating and administrative costs, is a net expense of $913 for Q1 2021 and a net gain of $3,640 for Q1 2020, respectively, as shown on Attachment 1 - Condensed Consolidated Operating Information.
(2) Represents the imputed carry cost of the for-sale residential condominiums at The Park Loggia. The Company computes this adjustment by multiplying the Total Capital Cost of completed and unsold for-sale residential condominiums by the Company's weighted average unsecured debt effective interest rate.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.25%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property. Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Attachment 11

Interest Coverage is calculated by the Company as Core EBITDAre, divided by the sum of interest expense, net, and preferred dividends, if applicable. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. A calculation of Interest Coverage for the three months ended March 31, 2021 is as follows (dollars in thousands):

TABLE 4

Core EBITDAre	$329,288

Interest expense (1)	$55,416

Interest Coverage	5.9 times

(1) Includes gains and losses on extinguishment of debt and excludes the impact of gain on interest rate contract, if applicable.

Like-Term Effective Rent Change represents the percentage change in effective rent between two leases of the same lease term category for the same apartment. The Company defines effective rent as the contractual rent for an apartment less amortized concessions and discounts. Average Like-Term Effective Rent Change is weighted based on the number of leases meeting the criteria for new move-in and renewal like-term effective rent change. New Move-In Like-Term Effective Rent Change is the change in effective rent between the contractual rent for a resident who moves out of an apartment, and the contractual rent for a resident who moves into the same apartment with the same lease term category. Renewal Like-Term Effective Rent Change is the change in effective rent between two consecutive leases of the same lease term category for the same resident occupying the same apartment.

Like-Term Lease Rent Change represents the percentage change in contractual rent between two leases of the same lease term category for the same apartment. Average Like-Term Lease Rent Change is weighted based on the number of leases meeting the criteria for new move-in and renewal like-term rent change. New Move-In Like-Term Lease Rent Change is the change in rent between the contractual rent for a resident who moves out of an apartment, and the contractual rent for a resident who moves into the same apartment with the same lease term category. Renewal Like-Term Lease Rent Change is the change in rent between two consecutive leases of the same lease term category for the same resident occupying the same apartment.

Market Rents as reported by the Company are based on the current market rates set by the Company based on its experience in renting apartments and publicly available market data. Trends in Market Rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Net Debt-to-Core EBITDAre is calculated by the Company as total debt (secured and unsecured notes and the Company's variable rate unsecured credit facility) that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized first quarter 2021 Core EBITDAre, as adjusted. A calculation of Net Debt-to-Core EBITDAre is as follows (dollars in thousands):

Attachment 11

TABLE 5

Total debt principal (1)	$7,601,326
Cash and cash in escrow	(229,732)
Net debt	$7,371,594

Core EBITDAre	$329,288

Core EBITDAre, annualized	$1,317,152

Net Debt-to-Core EBITDAre	5.6 times

(1) Balance at March 31, 2021 excludes $9,978 of debt discount and $36,263 of deferred financing costs as reflected in unsecured notes, net, and $14,361 of debt discount and $2,940 of deferred financing costs as reflected in notes payable on the Condensed Consolidated Balance Sheets.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, expensed transaction, development and other pursuit costs, net of recoveries, interest expense, net, loss (gain) on extinguishment of debt, net, general and administrative expense, joint venture (income) loss, depreciation expense, corporate income tax expense (benefit), casualty and impairment loss (gain), net, gain on sale of communities, (gain) loss on other real estate transactions, net for-sale condominium activity and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community, and allows for an easier comparison of the operating performance of individual assets or groups of assets. In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Residential NOI represents results attributable to the Company's apartment rental operations, including parking and other ancillary Residential revenue. A reconciliation of Residential NOI to Net Income, as well as a breakdown of Residential NOI by operating segment, is as follows (dollars in thousands):

Attachment 11

TABLE 6
	Q1	Q1	Q4
	2021	2020	2020
Net income	$142,234	$168,006	$341,114
Indirect operating expenses, net of corporate income	24,470	22,799	27,400
Expensed transaction, development and other pursuit costs, net of recoveries	(170)	3,334	8,110
Interest expense, net	52,613	55,914	51,589
(Gain) loss on extinguishment of debt, net	(122)	9,170	—
General and administrative expense	17,352	17,320	13,465
Joint venture loss (income)	467	(1,175)	348
Depreciation expense	183,297	177,911	177,823
Income tax (benefit) expense	(755)	91	(2,178)
Gain on sale of communities	(53,727)	(24,436)	(249,106)
Gain on other real estate transactions	(427)	(43)	(112)
Net for-sale condominium activity	913	(3,460)	1,611
NOI from real estate assets sold or held for sale	(1,490)	(9,918)	(6,534)
NOI	364,655	415,513	363,530

Commercial NOI	(5,377)	(6,792)	333
Residential NOI	$359,278	$408,721	$363,863

Residential NOI
Established:
New England	$46,278	$52,108	$47,813
Metro NY/NJ	70,166	78,622	71,939
Mid-Atlantic	55,831	64,414	56,245
Southeast FL	4,178	4,114	3,966
Denver, CO	4,019	3,341	3,712
Pacific NW	19,933	23,527	20,302
No. California	63,558	81,088	65,901
So. California	71,654	82,946	72,795
Total Established	335,617	390,160	342,673
Other Stabilized	17,136	16,503	16,889
Development/Redevelopment	6,525	2,058	4,301
Residential NOI	$359,278	$408,721	$363,863

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale. A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

TABLE 7
	Q1	Q1	Q4
	2021	2020	2020

Revenue from real estate assets sold or held for sale	$2,303	$15,253	$10,486
Operating expenses from real estate assets sold or held for sale	(813)	(5,335)	(3,952)
NOI from real estate assets sold or held for sale	$1,490	$9,918	$6,534

Attachment 11

Commercial NOI is comprised of the following components (in thousands):

TABLE 8
	Q1	Q1	Q4
	2021	2020	2020

Commercial Revenue	$6,850	$8,116	$985
Commercial Operating Expenses	(1,473)	(1,324)	(1,318)
Commercial NOI	$5,377	$6,792	$(333)

NOI Enhancing Capex represents capital expenditures that the Company expects will directly result in increased revenue or expense savings, and excludes any capital expenditures for Redevelopment Communities.

Other Stabilized Communities are completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2021, or which were acquired subsequent to January 1, 2020. Other Stabilized Communities excludes communities that are conducting or are probable to conduct substantial redevelopment activities.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected Net Income from projected operating performance. A reconciliation of the ranges provided for Projected FFO per share (diluted) for the second quarter 2021 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Projected Core FFO per share are as follows:

TABLE 9
	Low Range	High Range
Projected EPS (diluted) - Q2 2021	$2.95	$3.05
Depreciation (real estate related)	1.29	1.33
Gain on sale of communities	(2.42)	(2.46)
Projected FFO per share (diluted) - Q2 2021	1.82	1.92

Adjustments related to residential for-sale condominiums at The Park Loggia	0.01	0.01
Asset management fee intangible write-off	0.01	0.01
Other	0.01	0.01
Projected Core FFO per share (diluted) - Q2 2021	$1.85	$1.95

Projected NOI, as used within this release for certain Development Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development Communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development Communities do not include property management fee expense. Projected gross potential for Development Communities and dispositions is generally based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost ("Weighted Average Initial Projected Stabilized Yield") is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Attachment 11

Management believes that Projected NOI of the Development Communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow. There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Redevelopment Communities are consolidated communities where substantial redevelopment is in progress or is probable to begin during the current year. Redevelopment is considered substantial when (i) capital invested during the reconstruction effort is expected to exceed the lesser of $5,000,000 or 10% of the community’s pre-redevelopment basis and (ii) physical occupancy is below or is expected to be below 90% during or as a result of the redevelopment activity. Redevelopment Communities include one community containing 344 apartment homes that are currently under active redevelopment as of March 31, 2021.

Residential Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to Residential rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based Residential rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Residential Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of Residential rental revenue from Established Communities in conformity with GAAP to Residential Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

TABLE 10
	Q1	Q1
	2021	2020
Residential rental revenue (GAAP basis)	$497,107	$546,580
Residential concessions amortized	14,665	1,195
Residential concessions granted	(15,836)	(1,319)

Residential Rental Revenue with Concessions
on a Cash Basis	$495,936	$546,456

% change -- GAAP revenue		(9.1)%

% change -- cash revenue		(9.2)%

Residential represents results attributable to the Company's apartment rental operations, including parking and other ancillary residential revenue.

Stabilized Operations/Restabilized Operations is defined as the earlier of (i) attainment of 90% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP. Total Capital Cost also includes costs incurred related to first generation commercial tenants, such as tenant improvements and leasing commissions. For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Attachment 11

Unconsolidated Development Communities are communities that are either currently under construction, or were under construction and were completed during the current year, in which we have an indirect ownership interest through our investment interest in an unconsolidated joint venture. These communities may be partially or fully complete and operating.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured notes payable as of March 31, 2021 as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the three months ended March 31, 2021 is as follows (dollars in thousands):

TABLE 11
Q1 2021
NOI
Residential NOI:
Established	$335,617
Other Stabilized	17,136
Development/Redevelopment	6,525
Total Residential NOI	359,278
Commercial NOI	5,377
NOI from real estate assets sold or held for sale	1,490
Total NOI generated by real estate assets	366,145
NOI on encumbered assets	21,210
NOI on unencumbered assets	$344,935

Unencumbered NOI	94%

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) is calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the investment period for each respective community, including net sales proceeds.